Exhibit 10.34

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of             (the “Grant Date”) is made by and between Laureate Education, Inc., a Maryland corporation (hereinafter referred to as “Laureate”), and the individual whose name is set forth on the signature page hereof, who is an Eligible Individual, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Laureate Education, Inc. 2013 Long-Term Incentive Plan (the “Plan”).  You must return an executed copy of this Stock Option Agreement and the Management Stockholder’s Agreement and Sale Participation Agreement delivered to you with this Stock Option Agreement to the Company within 30 days of the date hereof.  If you fail to do so, the Options may be forfeited, at the sole election of the Administrator.

WHEREAS, Laureate wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Administrator has determined that it would be to the advantage and best interest of Laureate and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during the Optionee’s service relationship with the Company, and has advised Laureate thereof and instructed the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.   Annual Equity Value Target

“Annual Equity Value Target” shall have the meaning set forth in Section 3.1(a)(ii)(A).

Section 1.2.   Cause

“Cause” shall mean “Cause” as such term may be defined in any employment or service agreement in effect at the time of termination of employment or service between the Optionee and the Company, or, if there is no such employment or service agreement or such term is not defined therein, “Cause” shall mean (i) gross negligence or willful malfeasance by the Optionee in connection with the performance of his duties with respect to the Company, (ii) conviction of, or pleading guilty or nolo contendere to any felony, (iii) theft, embezzlement, fraud or other similar conduct by the Optionee in connection with the performance of his or her duties with the Company, or (iv) a willful and material breach of any other applicable agreements with the Company including, without limitation, engaging in any action in breach of any applicable restrictive covenants.

Section 1.3.   Company

“Company” shall mean Laureate and its Subsidiaries.

Section 1.4.   Eligible Individual

“Eligible Individual” shall mean (i) an officer or employee of, and other individual, including a non-employee director, who is a natural person providing bona fide services to or for, Laureate or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Laureate’s securities.

Section 1.5.   Equity Value

“Equity Value” shall have the meaning set forth on Schedule A attached hereto.

Section 1.6.   Fiscal Year

“Fiscal Year” shall mean the twelve month period ending December 31 of any given calendar year.

Section 1.7.   Good Leaving

“Good Leaving” shall mean the voluntary termination of employment with the Company by the Optionee after the Company has consummated an initial public offering of its common stock but only if (a) the Optionee has been in the continuous employment of the Company for a period of five years on the date the Optionee’s voluntary termination becomes effective; and (b) the Optionee has provided the Company with no less than six months’ written notice of the Optionee’s intention to voluntarily terminate employment.  For the avoidance of doubt, service with the Company in any capacity other than as an employee of the Company will not be counted toward the requisite five year period of continuous employment nor will employment with any entity prior to the Company’s acquisition of such entity be counted toward the requisite five year period of continuous employment.

Section 1.8.   Good Reason  [ONLY APPLICABLE TO CERTAIN OPTIONEES]

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement in effect at the time of termination of employment between the Optionee and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Good Reason” shall mean, without the consent of the Optionee, (i) a reduction in base salary (other than a general reduction in base salary that affects all similarly situated employees), (ii) a substantial diminution in the Optionee’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith, or (iii) a transfer of the Optionee’s primary workplace by more than fifty (50) miles from his or her current workplace; provided, however, that in any event, such conduct is not cured within ten (10) business days after the Optionee gives the Company notice of such event.

Section 1.9.   Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.10.   Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in any employment agreement between the Optionee and the Company, or, if there is no such employment agreement or such term is not defined therein, “Permanent Disability” shall mean a total and permanent disability as defined in the long-term disability plan of Laureate or the Subsidiary, as applicable, with which the Optionee is employed on the date as of which the existence of a Permanent Disability is to be determined.

Section 1.11.   Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.12.   Retirement

“Retirement” shall mean the voluntary termination of the Optionee’s employment with the Company if (a) the Optionee has provided the Company with no less than twelve months’ written notice of the Optionee’s intention to terminate employment; and (b) on the effective date of Optionee’s termination of employment, the sum of (1) the length of time the Optionee has been in the continuous employment of Company (which must be no fewer than five (5) years) and (2) the age of the Optionee equals seventy (70).  For the avoidance of doubt, service with the Company in any capacity other than as an employee of the Company will not be counted toward the determination of the Optionee’s length of continuous employment nor will employment with any entity prior to the Company’s acquisition of such entity be counted toward the requisite five year period of continuous employment.

Section 1.13.   Secretary

“Secretary” shall mean the Secretary of Laureate.

Section 1.14.   Share

“Share” shall mean a share of Common Stock.

Section 1.15.   Subsidiary

“Subsidiary” shall mean any corporation or other entity in an unbroken chain of corporations or other entities beginning with Laureate if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity.

Section 1.16.   Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.   Grant of Options

For good and valuable consideration, on and as of the Grant Date, Laureate grants to the Optionee the following stock options (which in the aggregate are referred to herein as the “Option”): (a) the Time Option and (b) the Performance Option, in each case, on the terms and conditions set forth in this Agreement.

Section 2.2.   Exercise Price

Subject to Section 2.4, the exercise price per share of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on the signature page hereof.

Section 2.3.   No Guarantee of Employment or Service Relationship

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment or service of the Optionee at any time for any reason whatsoever, with or without cause or notice, subject to the applicable provisions of, if any, the Optionee’s employment or service agreement with or offer letter provided by the Company to the Optionee and subject to applicable law.  Nothing in this Agreement or in the Plan shall serve as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice, subject to applicable law, and whether or not such discharge results in the failure of any portion of the Option to become exercisable or any other adverse effect on the Optionee’s interests under the Plan.

Section 2.4.   Nonqualified Nature of the Options

The Option is not intended to qualify as an incentive stock option within the meaning of Code section 422, and this Agreement shall be so construed.

Section 2.5.   Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 10, 11 and 12 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.   Commencement of Exercisability

(a)           So long as the Optionee continues to be an Eligible Individual performing bona fide services to or for the Company through the applicable vesting date(s), the Option shall become vested and exercisable pursuant to the following schedules:

(i)            Time Option.  The Time Option shall become vested and exercisable with respect to the following percentage of Shares subject to the Time Option pursuant to the following schedule:

Vesting Date	Percentage of Shares subject to the Time Option that will become vested:

(ii)           Performance Option.

(A)          The Performance Option shall be eligible to become vested and exercisable with respect to the following percentage of Shares subject to the Performance Option (each such percentage of Shares identified below, an “Option Tranche”) upon the Administrator’s determination that the Company has attained the applicable Equity Value Target in the applicable Fiscal Year (each, an “Annual Equity Value Target”), as follows:

If, in this Fiscal Year:	The Company achieves this Equity Value Target:	Then this Percentage of Shares subject to the Performance Option will vest:

(B)(1)     Notwithstanding anything set forth in Section 3.1(a)(ii)(A) above, in the event that the Annual Equity Value Target is not achieved in a Fiscal Year listed in the table set forth in Section 3.1(a)(ii)(A) above (any such Fiscal Year, a “Missed Year” and the five Fiscal Years so listed, collectively, the “Initial Target Years”), then, during the Initial Target Years and through the end of the third Fiscal Year thereafter (each, an “Additional Year” and, the three year period, the “Catch Up Term”), the Option Tranche(s) that was eligible to vest but failed to vest due to the Company’s failure to achieve the Annual Equity Value Target in such Missed Year shall nevertheless vest and become exercisable if the Annual Equity Value Target for any completed Fiscal Year that is subsequent to any Missed Year (a “Subsequent Year Target”), but within the Catch Up Term, is achieved.

(2)   The three Additional Year Annual Equity Value Targets are:

Fiscal Year:	Annual Equity Value Target:

(b)           Notwithstanding any of the foregoing set forth in Section 3.1(a) above, if the Optionee ceases, without Cause, to be an Eligible Individual coincident with or within eighteen (18) months after a Change in Control, the Option shall become exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the effective date of Optionee’s cessation of service as an Eligible Individual without Cause (but only to the extent such Option has not otherwise terminated or become exercisable).

(c)           Notwithstanding the foregoing, and except as set forth below in clause 3.1(d), no portion of the Option shall become exercisable as to any additional shares of Common Stock following the time the Optionee ceases to be an Eligible Individual, and any portion of the Option which is unexercisable as of the Optionee’s cessation of service as an Eligible Individual shall immediately expire without payment therefor.

(d)           In the event that the Optionee ceases to be an Eligible Individual performing bona fide services to or for the Company by reason of death or Permanent Disability, (i) any portion of the Time Option which would, but for the termination of eligibility, have vested during the calendar year during which the termination of eligibility occurred will vest on the date on which termination of eligibility occurs and the balance of the unvested portion of the Time Option shall terminate on the Optionee’s service termination date, (ii) any portion of the Performance Option which would, but for the termination of eligibility, have vested if the Annual Equity Value Target for the calendar year during which the termination of eligibility occurred is achieved will remain outstanding until the Administrator determines whether the applicable Annual Equity Value Target has been achieved and will become vested if and when the Administrator determines that the applicable Annual Equity Value Target has been achieved and will terminate on the date the Administrator determines that the applicable Annual Equity Value Target has not been achieved, and the balance of the unvested portion of the Performance Option shall terminate on the Optionee’s service termination date, and (iii) such portions of the Option which become vested pursuant to this Section 3.1(d) will thereafter be exercisable by the Optionee (or the Optionee’s estate, as applicable) during the time period prescribed in Section 3.2(d).  For the avoidance of doubt, the provisions of this Section 3.1(d) apply solely with respect to termination of the Optionee’s employment with the Company by reason of death or Permanent Disability and do not apply to termination of service with the Company in any other capacity.

Section 3.2.   Expiration of Option

The Optionee may not exercise any vested portion of the Option to any extent after the first to occur of the following events:

(a)           The tenth anniversary of the Grant Date so long as the Optionee remains an Eligible Individual through such date;

(b)           The fifth anniversary of the date of the Optionee’s termination of employment with the Company, if the Optionee’s employment is terminated by reason of Retirement;

(c)           The second anniversary of the date of the Optionee’s termination of employment with the Company, if the Optionee’s employment is terminated by reason of Good Leaving;

(d)           The second anniversary of the date of the Optionee’s termination of employment with the Company, if the Optionee’s employment is terminated by reason of death or Permanent Disability;

(e)           Except as otherwise provided in this Section 3, ninety (90) days after the date the Optionee ceases to be an Eligible Individual by reason of the Optionee’s voluntary resignation or the Company’s termination of the employment or service relationship without Cause (for any reason other than as set forth in clause (b) above), or by reason of the entity for which services are performed by the Optionee ceasing to be Laureate or a Subsidiary;

(f)            Immediately upon the date the Optionee ceases to be an Eligible Individual for Cause; or

(g)           At the discretion of the Company, if the Administrator so determines pursuant to Section 11 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.   Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise the Option or any portion thereof.  After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s last will and testament or under the then applicable laws of descent and distribution.

Section 4.2.   Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.   Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)           Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)           (i) Full payment (in cash, by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised or (ii) to the extent permitted by the Administrator in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (b);

(c)           (i) Full payment (in cash, by check or by a combination thereof) to satisfy the withholding tax obligation with respect to which such Option or portion thereof is exercised or (ii) to the extent permitted by the Administrator in a manner that is compliant with the terms of the Plan, indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee upon exercise of such Option (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);

(d)           A bona fide written representation and agreement, in a form satisfactory to the Administrator, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his or her own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Administrator may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e)           In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Administrator may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of the Option does not violate the Act, and may issue stop-transfer orders covering such Shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein.  The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such Shares.

(f)            At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due to the Optionee and otherwise agrees to make adequate provision for foreign (non-US), federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Option.  The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of Share upon exercise.

Section 4.4.   Conditions to Issuance of Stock Certificates

The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by Laureate.  Such Shares shall be fully paid and nonassessable.  In its discretion, Laureate may deliver share certificates or may retain such Shares in uncertificated book-entry form.  Laureate shall not be required to issue Shares or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)           The obtaining of approval or other clearance from any state or federal governmental agency which the Administrator shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)           The execution by the Optionee (and the personal representative of the Optionee’s estate or the person to whom the Option or Shares are transferred pursuant to the Optionee’s last will and testament or the laws of descent and distribution, if applicable) of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c)           The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.   Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of Laureate in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder upon satisfaction of the conditions set forth in Section 4.4 or unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  Upon fulfillment of such conditions, Laureate shall be required to issue and deliver such certificate or certificates, unless book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.

ARTICLE V

MISCELLANEOUS

Section 5.1.   Administration

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.

Section 5.2.   Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.   Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to Laureate in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the physical or electronic address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him or it.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier, or (iv) delivered by email to an electronic mail address provided by the Optionee.

Section 5.4.   Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.   Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the Shares issued to the Optionee (or other proper holder of the Option) upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement or the Sale Participation Agreement, the terms of the Management Stockholder’s Agreement or Sale Participation Agreement, as applicable, shall control.

Section 5.6.   Service and Employment Acknowledgments.

By accepting the Option and signing this Agreement, the Optionee acknowledges and agrees that:  (i) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement; (ii) the Optionee is voluntarily participating in the Plan; (iii) the award of Options is a one-time benefit which does not create any contractual or other right to receive future awards of Options, or compensation or benefits in lieu of Options, even if Options have been awarded repeatedly in the past; (iv) all determinations with respect to any such future awards, including, but not limited to, the times when Options shall be awarded or shall become vested or exercisable and the number of Options subject to each award, will be at the sole discretion of the Administrator; (v) the value of the Option is an extraordinary item of compensation which is outside the scope of the Optionee’s employment or service contract, if any;

(vi) the value of the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension, welfare or retirement benefits; (vii) the vesting of the Option ceases upon termination of service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (viii) the value of the Options and the underlying shares cannot be predicted with certainty and will change over time and the Company does not guarantee any future value; (ix) if the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; nothing in this Agreement shall confer upon the Optioneee any right to continue in the service of the Company or interfere in any way with any right of the Company to terminate the Optionee’s service as a director, an employee or consultant, as the case may be, at any time, subject to applicable law; the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the shares underlying the Option; and (x) no claim or entitlement to compensation or damages arises if the value of the Option or the underlying Shares decreases and in consideration for the grant of the Option the Optionee irrevocably releases the Company from any claim or entitlement to compensation or damages that does arise in connection with the Option.

Section 5.7.   Personal Data.

For purposes of the implementation, administration and management of the Option and the Plan or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), the Optionee explicitly and unambiguously consents, by accepting this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of the Optionee’s personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction.  The Optionee understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social insurance number, tax identification number, date of birth, nationality, job title or duties, salary and payroll location, data for tax withholding purposes and Options awarded, cancelled, vested and unvested) is held by the Company and may be transferred to any broker designated by the Administrator or third parties assisting in the implementation, administration and management of the Options or the Plan or the effectuation of a Corporate Transaction and the Optionee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data, in electronic or other form, by the recipient(s) for these purposes.  The Optionee understands that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that personal data will be held only as long as is necessary to implement, administer and manage the Option or Plan or effect a Corporate Transaction.  The Optionee understands that, to the extent required by applicable law, the Optionee may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary.

The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to accept an award of Options or otherwise participate in the Plan.

Section 5.8.   Electronic Delivery of Documents.

(a)           Methods of Delivery.  The Company may from time to time electronically deliver, via e-mail or posting on the Company’s website, this Agreement, information with respect to the Plan or the Option, any amendments to the Agreement, and any reports of the Company provided generally to the Company’s stockholders.  The Optionee may receive from the Company, at no cost, a paper copy of any electronically delivered documents by contacting the Secretary.

(b)           Consent and Acknowledgment.  By signing this Agreement, the Optionee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and the Option and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that the Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing; (iii) further acknowledges that the Optionee may revoke the Optionee’s consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that the Optionee understands that the Optionee is not required to consent to electronic delivery of documents.

Section 5.9.   Risk and Financial Information Disclosure.

For purposes of claiming an exemption from registration under Rule 12h-1(f)(1) under the Securities Exchange Act of 1934, the Company may decide to provide the Optionee, every six months, with the information described in Rules 701(e)(3), (4), and (5) under the Securities Act of 1933 (risk and financial information relating to the Company), with any such financial statements being not more than 180 days old.  Any such information may be provided either by physical or electronic delivery or by written notice of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information.  The Optionee may be required to execute an agreement to keep the information confidential as a condition precedent to the provision of the information.  Any such agreement shall be executed in such manner and form as the Administrator may require from time to time.  Notwithstanding the foregoing, the Company shall have no initial or continuing obligation to provide the Optionee with the information described in this Section 5.9, except as otherwise required by applicable law.

Section 5.10.   Amendment; Entire Agreement

This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Option or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by the Optionee and the Company.  This Agreement constitutes the entire agreement among the parties with respect to any agreements regarding the equity-based incentive awards referenced on the Optionee’s signature page hereto and supersedes all prior and contemporaneous agreements (including any change in control, executive retention, employment or other agreements regarding the vesting of the equity-based incentive awards referenced on the Optionee’s signature page hereto, or payment of cash or Shares in respect of these equity-based awards upon a termination of the Optionee’s employment with the Company or other termination of status as an Eligible Individual), discussions, understandings and negotiations, whether written or oral, with respect to any of the foregoing.

Section 5.11.   Governing Law

The laws of the State of Maryland shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.12.   Resolution of Disputes

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  The Optionee agrees that before the Optionee may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement the Optionee will first exhaust his or her administrative remedies before the Administrator.  The Optionee further agrees that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to the Optionee’s satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

Section 5.13.   Section 409A

This Agreement and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Options shall be administered, interpreted and construed in a manner consistent with this intent.  Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options.  Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to the Optionee.  Notwithstanding anything herein to the contrary, (i) if, at the time of the Optionee’s termination of employment with the Company, the Optionee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Optionee) until the date that is six months and one day following the Optionee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Optionee hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.  The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 5.13, which shall be done only in a manner that is reasonably acceptable to the senior executives of the Company; provided that neither the Company nor any of its employees or representatives shall have any liability to the Optionee with respect thereto.

Section 5.14.   Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Signature Pages to follow.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LAUREATE EDUCATION, INC.

By:
Name:	Robert W. Zentz
Title:	Senior Vice President, Secretary
and General Counsel

[signature page to the Stock Option Agreement]

OPTIONEE:

Address: (to be completed by Optionee:)

Options Granted:

Terms of OPTIONS:

Grant Date:

Exercise Price:             per share

Expiration:          10 years

Time Option:

Performance Option:

[signature page to the Stock Option Agreement]

Schedule A

“EQUITY VALUE” for any fiscal year means the product of (A) Pro Rata Adjusted EBITDA for that fiscal year multiplied by (B) 10 minus Pro Rata Net Debt for that fiscal year, all calculated on an Fx Neutral basis, all fairly and appropriately adjusted for Additional Adjustments.

“Adjusted EBITDA” for any fiscal year will mean the Operating Income, as stated on the audited Consolidated Statement of Income of Laureate Education, Inc. and Subsidiaries (collectively “Laureate” or “the Company” or “LEI”), PLUS/(MINUS) (to the extent included in Operating Income):

1.              depreciation and amortization expenses;

2.              share-based compensation expenses, as defined by ASC 718;

3.              impairment costs as recognized on the Company’s financial statements for tangible or intangible assets to the extent described in the financial statements;

4.              transaction expenses in connection with financings, including fees and costs related to the issuance or modification of any indebtedness;

5.              (gains)/charges, net of insurance proceeds, resulting from a Force majeure event in any of the Company’s operating regions;

6.              charges, expenses and VAT  relating to tax efficient repatriation strategies;

7.              (gains)/losses on the disposition of Company’s  assets  (excluding (gains)/losses on dispositions of furniture and equipment in the ordinary course of business), investments, operations that qualify as businesses under ASC 805, and/or entities as defined under ASC 810;

8.              all expenses related to any public or private offering of the Company’s shares that are not netted with the offering proceeds and have not been capitalized;

9.              costs related to the restructuring or reduction in force (as defined in  ASC 420 or ASC 712), to the extent described in the financial statements;

10.       (gains)/expenses related to the establishment or changes in contingent liabilities and indemnification assets or contingent liabilities where there is an unrecorded indemnification asset booked in connection with the acquisition of business but only if  attributable to a period prior to the acquisition of a business; and

11.       (gains)/expenses for a litigation case, net of insurance proceeds or indemnification, if applicable, if the (gains)/expenses are in excess of $5 million.

12.       Adjusted EBITDA (as defined above to the extent such items are disclosed in the financial statements of the affiliate) for any affiliate (including THINK Education Group, LLC and any affiliate acquired after December 31, 2012) accounted for as an equity method investment.

“Pro Rata Adjusted EBITDA” shall mean Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests as of the last day of that fiscal year AND THEN fairly and appropriately adjusted for Additional Adjustments.  Any affiliates accounted for as equity method investment shall be pro rata adjusted to capture appropriately the economic share of Laureate’s investment.  This adjustment shall be calculated on an Fx Neutral basis if such information is available from the affiliate’s financial statements or, to the extent unavailable, the adjustment shall be calculated in USD.

“Pro Rata Debt” for any fiscal year will include only the below list of debt elements, as derived from the audited Balance Sheet for Laureate Education, Inc. and Consolidated Subsidiaries at the last day of such fiscal year.  The Pro Rata Debt balance shall be appropriately adjusted to exclude amounts in each such element attributable to noncontrolling interests.

1.              short-term and long-term debt;

2.              due to shareholders of acquired companies (long-term and current portion); and

3.              deferred compensation obligations for the share-based deferred compensation arrangement (for Laureate’s CEO and former Board member) as defined in the Consolidated financial statements.

“Pro Rata Net Debt” for any fiscal year will mean Pro Rata Debt (as defined herein):

MINUS (except to the extent attributable to noncontrolling interests):

1.              Cash and cash equivalent and Restricted cash, all as shown on the audited Balance Sheet for Laureate Education, Inc. and Consolidated Subsidiaries at the last day of the fiscal year;

2.              cumulative dividends or cash distributions on shares paid since December 31, 2012 to any class of shareholders, including minority shareholders; and

3.              cumulative net cash paid since December 31, 2012 for cross currency derivatives entered into by the Company (including carry and final settlement).

PLUS (except to the extent attributable to noncontrolling interests):

1.              the amount of capital contributions (either cash or in-kind), by any class of shareholders, since December 31, 2012; provided, however, that any in-kind contributions shall be accounted for at fair market value, and any cash proceeds from any Laureate equity offering shall be valued net of fees; and

2.              cumulative net cash received since December 31, 2012 for cross currency derivatives entered into by the Company (including carry and final settlement).

Pro Rata Net Debt shall also be adjusted to take into account Laureate’s economic share of the net debt positions of affiliates accounted for as equity method investments (including THINK Education Group, LLC and any affiliate acquired after December 31, 2012), similar to the pro rata net debt definition stated above; provided, however, that “net debt” of such affiliates shall be defined as short-term and long-term debt as reported on their financial statements less Cash and cash equivalents and Restricted Cash only.  This adjustment shall be calculated on an Fx Neutral basis if such information is available from the affiliate’s financial statements or, to the extent unavailable, the adjustment shall be calculated in USD.

“Additional Adjustments” shall mean:

1.              implications from the expropriation or deconsolidation of Company assets or a Company business required by or resulting from the actions of any government or government agency; with the Pro Rata Adjusted EBITDA from any such business during the LTM prior to expropriation, multiplied by an earnings growth rate of 1.08 compounded annually from the date of expropriation or deconsolidation, added to that fiscal year’s Pro Rata Adjusted EBITDA;

2.              changes in US GAAP, or the application thereof, subsequent to the issuance of the Company’s 2012 audited financial statements, promulgated by accounting standard setters or changes in local laws and regulations; and

3.              pro-forma adjustments, as disclosed in the presentation pursuant to which any acquired business(s) is approved, to include a full annual period of Pro Rata Adjusted EBITDA of that business(s) during that fiscal year.

“Fx Neutral” shall mean the application of the Foreign Exchange Spot Rates, as defined below, to the audited financial statements of Laureate Education, Inc. and Consolidated Subsidiaries for each fiscal year for which an Equity Value is calculated. These rates will be used to adjust both the Balance Sheet and Income Statement items in the Equity Value calculation.

“Foreign Exchange Spot Rates” shall equal the foreign exchange spot rates used to translate the audited Balance Sheet of Laureate Education, Inc. and Consolidated Subsidiaries at December 31, 2012.